Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-163247 on Form S-3ASR, and in Registration Statement Nos. 33-61093, 333-34433, 333-34435, 333-76140, 333-132738 and 333-161888 on Form S-8, and in Post-Effective Amendment No. 1 to Registration Statement No. 333-76140 on Form S-8 of our reports dated December 23, 2009, relating to the consolidated financial statements of Piedmont Natural Gas Company, Inc. and subsidiaries, and the effectiveness of Piedmont Natural Gas Company, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Piedmont Natural Gas Company, Inc. and subsidiaries for the year ended October 31, 2009.
/s/ Deloitte & Touche LLP
Charlotte, North Carolina
December 23, 2009